Exhibit 1.3

JBS S.A.

Corporate Taxpayer’s ID (CNPJ/MF): 02.916.265/0001-60

Company Registry (NIRE) 35.300.330.587

Publicly-Held Company

MATERIAL FACT

JBS S.A. (“JBS” or “Company”) in accordance with Law No. 6,404, dated December 15, 1976, as amended, and Instruction No. 358 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”), dated January 3, 2002, as amended, informs its shareholders and the market in general that, at a Board Meeting held on April 5, 2012, its Board of Directors determined that the maximum number of JBS shares to be offered in the Voluntary Public Tender Offering for the Exchange of Common Shares issued by JBS for Common Shares issued by Vigor Alimentos S.A. (“Vigor” and “Exchange Offer”), which registration request is currently under analysis by the CVM, shall be one hundred and forty-nine million, seven hundred and fourteen thousand, three hundred and forty-six (149,714,346) common shares of JBS (“JBS Exchange Offer Shares”), and such JBS Exchange Offer Shares shall be exchanged for up to the totality of Vigor’s common shares currently held by JBS.

The Board of Directors determined the number of the JBS Exchange Offer Shares by: (i) attributing the value of seven reais and ninety-six centavos (R$ 7.96) to each JBS Exchange Offer Share. Such amount was based on the volume weighted average of the closing price of the JBS shares during the twenty (20) trading sessions prior to April 5, 2012, at the BM&FBOVESPA S.A. – Bolsa de Mercadorias, Valores e Futuros (“BM&FBOVESPA”), and (ii) attributing to Vigor the amount of one billion, one hundred and ninety-one million, seven hundred and twenty-six thousand, one hundred and ninety-four reais and sixteen centavos (R$ 1,191,726,194.16), the midpoint value of the Appraisal Report of Vigor, prepared by Banco Bradesco BBI S.A., in accordance with CVM Instruction No. 361, dated March 5, 2002, as amended.

For purposes of the participation in the Exchange Offer and its auction, only the shareholders of JBS whose shares are held in custody, whether in the custodian agent of JBS shares or in the BM&FBOVESPA’s Securities Depository Central (Central Depositária BM&FBOVESPA), at the end of the day prior to the publication of the Offering Notice (Edital de Oferta Pública), which is currently under review by the CVM.

The final version of the Offering Notice will be duly published as soon as the registration of the Exchange Offer is granted by the CVM.

São Paulo, April 9, 2012.

Jeremiah O’Callaghan

Investors Relations Officer

Additional Information for U.S. Shareholders of JBS:

Exchange Offer of JBS Shares for Vigor Shares

This communication contains information with respect to the proposed Exchange Offer (oferta pública voluntária de aquisição de ações mediante permuta por ações) under Brazilian law of JBS shares for Vigor shares.

JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This Material Fact contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward looking statements relate only to the date they were made.